Exhibit 99.1

Myrexis, Inc. Wayne Laslie (corporate) Chief Operating Officer 801-214-7822 investor.relations@myrexis.com	The Ruth Group Stephanie Carrington (investors) (646) 536-7017 scarrington@theruthgroup.com Victoria Aguiar (media) (646) 536-7013 vaguiar@theruthgroup.com

Myrexis Announces Corporate Reorganization to Focus on Development Objectives

•	Internal Resources Realigned to Support Development Strategy

•	Further 20% Reduction in Workforce and $1.8 Million in Annual Cost Reduction

Salt Lake City, (November 18, 2011) – Myrexis, Inc. (Nasdaq: MYRX), a biotechnology company focused on the development of small molecule therapeutics with novel chemical structures and distinct mechanisms of action, today announced a corporate reorganization to realign the Company’s resources with its development strategy and clinical initiatives following the suspension of further development of Azixa.

The reorganization includes an immediate reduction in the Company’s workforce by 15 employees, or approximately 20%, and follows a 41% reduction earlier this year. As a result of the current reorganization, the Company estimates it will generate annual expense savings of approximately $1.8 million. The Company will record one-time severance costs of approximately $0.6 million, which will be recorded in the second fiscal quarter ending December 31, 2011.

Robert Lollini, President and Chief Executive Officer, stated, “As previously reported, we have been reviewing our internal resource requirements as a result of the suspension of our Azixa clinical program. Our first priority is to ensure the development objectives and timelines of our Hsp90, Nampt and programs remain on track and our employees remain fully engaged in meeting the pre-clinical, and clinical needs and objectives of each of these programs.”

After taking into account today’s reduction in force, the Company has reduced its headcount by over 55% in the last twelve months and by over 67% since its emergence as a public company in July 2009. As in the past, the Company will continue to assess its resource requirements in an effort to maintain alignment with its program needs.

“These decisions are always difficult and are made after careful deliberation. I want to thank all of our employees whose collective knowledge, experience and dedication has provided us with the clinical and preclinical pipeline we have today,” Mr. Lollini continued.

Earlier this week, the Company presented the results of a Phase 1 study of its Hsp90 inhibitor MPC-3100 at the 2011 European Organization for Research and Treatment of Cancer (EORTC) conference in San Francisco, CA. Mr. Lollini stated, “The potential of Hsp90 as an effective cancer target has been well established in numerous pre-clinical and clinical settings; and our previous work has demonstrated that MPC-3100 and its pro-drug MPC-0767 are potent inhibitors of Hsp90. The Phase 1 study suggests that MPC-3100 is generally safe and well tolerated and provided us with the recommended dose for further clinical study. Coupled with the excellent safety profile, the oral bioavailability and long half-life demonstrated in our Phase 1 study, we are excited to advance this program into Phase 2 development. We are currently evaluating opportunities for development in one or more patient populations with ‘oncogene-addicted’ cancers, including acute myelogenous leukemia.”

In addition, Wayne Laslie, Chief Operating Officer, announced that he will retire in February 2012. Mr. Lollini remarked, “Both personally and on behalf of Myrexis and our board of directors, I would like to congratulate Wayne on his upcoming retirement and thank him for his dedication and commitment over the past seven years.”

About Myrexis, Inc.

Myrexis, Inc. is a biotechnology company focused on the development of small molecule therapeutics with novel chemical structures and distinct mechanisms of action. The Company has generated a strong pipeline of differentiated product candidates in oncology and autoimmune diseases. Myrexis is focused on maximizing the therapeutic and commercial value of these molecules by developing potential first-in-class and/or best-in-class treatment options for patients with unmet needs.

Additional information about Myrexis is available through its corporate website, www.myrexis.com.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the attributes, expected development, and potential efficacy of Myrexis’ product candidates, the expected results of the corporate reorganization, and the estimated expense reductions and costs associated with the reduction in force. These “forward-looking statements” are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by forward-looking statements. These risks and uncertainties include, but are not limited to, the factors discussed under the heading “Risk Factors” contained in Myrexis’ Form 10-K, for the year ended June 30, 2011, which was filed with the Securities and Exchange Commission on September 13, 2011, as well as any updates to those risk factors filed from time to time in Myrexis’ Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. All information in this press release is as of the date of the release, and Myrexis undertakes no duty to update this information unless required by law.

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